Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement (on Form S-8) of our report dated February 8, 2005, relating to the financial statements of Genmab A/S, which appears in Medarex, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

PricewaterhouseCoopers
Statsautoriseret Revisionsinteressentskab
Copenhagen Denmark
November 5, 2007

/s/ Jens Roder

State Authorized Public Accountant